License Agreement

This License Agreement (this "Agreement") is made effective as of February 28, 2017 between

Micro Medtech, Ltd., a company held in Pohnpei State of Micronesia, filed as a foreign corporation in the State of Colorado located at Juns Court 873, Mini-Circle, Kolonia, Pohnpei, Federated States of Micronesia 96941
(hereafter referred to as the Licensor or "MMT")

and

Health Advance, Inc., a corporation in the State of Wyoming with an corporate office located at 3651 Lindell Road, Las Vegas, Nevada 89103
(hereafter referred to as the Licensee of "HADV").

The parties agree as follows:

1. GRANT OF LICENSE. "MMT"shall grant licensing rights to HADV as follows:

[a] USPTO Provisional Patent Pending No. 62364442 for **"Cebidiofen"**, a medical food containing Ibuprofen and a unique botanical blend derived primarily from kava extract and cannabis extracts (known as cannabidiol or "CBD")

[b] USPTO Provisional Patent Pending No. 62464423 for **"Polyoxyfen"**, a medical food containing Ibuprofen and a unique botanical blend derived primarily from kava extract

(Cebidiofen and Polyoxyfen, collectively referred to as "PATENTS" hereon).

In accordance with this Agreement, "MMT" grants "HADV" an exclusive license to manufacturing, sales, and marketing the PATENTS. "MMT" retains title and ownership of the PATENTS and derivative works will be assigned to Licensor by Licensee. This grant of license only applies to the following described geographical area: United States, Canada, and United Kingdom

2. PAYMENT. "HADV" will make payment to "MMT" as follows:

[a] upon inception of this Agreement, three million US Dollars ($3,000,000.00) in a cash payment or a derivative; common stock from HADV shall be valued at a strike price of seven and one half cents ($0.075) per common stock share issued by HADV and will be inclusive of a warrant option for one (1) common stock issued by HADV at the strike price of seven and one half cents ($0.075) that may be exercised within five (5) years from the effective date of this Agreement;

[b] upon completion of GRAS Product Development Reports for PATENTS from Nutrasource Diagnostics, Inc.(as described in Exhibits A and Exhibit B on this Agreement), six million US Dollars ($6,000,000.00) payable in common stock shares issued by HADV, which shall be valued at a strike price of seven and one half cents ($0.075) per common stock share;

[c] A royalty which shall be calculated as follows: eleven percent (11%) from net profit of sales revenue generated from PATENTS. The royalty shall be paid within twenty-one (21) days from the end of each quarterly period, which are April 30, July 31, October 31, and January 31. With each royalty payment, "HADV" will submit to "MMT" a written report from a certified public accountant that sets forth the calculation of the amount of the royalty payment. MMT reserves the right to terminate the requirement of quarterly royalty payments within twelve (12) months from the effective date of this Agreement if net sales revenue from the PATENTS exceed five million US Dollars ($5,000,000.00), thereafter substituting the quarterly royalty payments with a single payment of three million US Dollars ($3,000,000.00) payable in common stock shares issued by HADV,

which shall be valued at a strike price of seven and one half cents ($0.075) per common stock share and will be inclusive of one (1) warrant option at the strike price of seven and one half cents ($0.075) that may be exercised within five (5) years from the effective date of this Agreement.

3. MODIFICATIONS. "HADV" may not modify or change the PATENTS in any manner without written consent from MMT.

4. DEFAULTS. If "HADV" fails to abide by the obligations of this Agreement, including the obligation to make a royalty payment when due, "MMT" shall have the option to cancel this Agreement by providing 30 days written notice to "HADV". "HADV" shall have the option of preventing the termination of this Agreement by taking corrective action that cures the default, if such corrective action is taken prior to the end of the time period stated in the previous sentence, and if there are no other defaults during such time period.

5. CONFIDENTIAL INFORMATION. The term "Confidential Information" means any information or material which is proprietary to "MMT", whether or not owned or developed by "MMT", which is not generally known other than by "MMT", and which "HADV" may obtain through any direct or indirect contact with "MMT". Regardless of whether specifically identified as confidential or proprietary, Confidential Information shall include any information provided by "MMT" concerning the business, technology and information of "MMT" and any third party with which "MMT" deals, including, without limitation, business records and plans, trade secrets, technical data, product ideas, contracts, financial information, pricing structure, discounts, computer programs and listings, source code and/or object code, copyrights and intellectual property, inventions, sales leads, strategic alliances, partners, and customer and client lists. The nature of the information and the manner of disclosure are such that a reasonable person would understand it to be confidential.

(End of Page 3)

A. "Confidential Information" does not include:

- matters of public knowledge that result from disclosure by "MMT";
- information rightfully received by "HADV" from a third party without a duty of confidentiality;
- information independently developed by "HADV";
- information disclosed by operation of law;
- information disclosed by "HADV" with the prior written consent of "MMT";and any other information that both parties agree in writing is not confidential.

6. PROTECTION OF CONFIDENTIAL INFORMATION. "HADV" understands and acknowledges that the Confidential Information has been developed or obtained by "MMT" by the investment of significant time, effort and expense, and that the Confidential Information is a valuable, special and unique asset of "MMT" which provides "MMT" with a significant competitive advantage, and needs to be protected from improper disclosure. In consideration for the receipt by "HADV" of any Confidential Information, "HADV" agrees as follows:

A. No Disclosure. "HADV" will hold the Confidential Information in confidence and will not disclose the Confidential Information to any person or entity without the prior written consent of "MMT".

B. No Copying/Modifying. "HADV" will not copy or modify any Confidential Information without the prior written consent of "MMT".

C. Unauthorized Use. "HADV" shall promptly advise "MMT" if "HADV" becomes aware of any possible unauthorized disclosure or use of the Confidential Information.

D. Application to Employees. "HADV" shall not disclose any Confidential Information to any employees of "HADV", except those employees who are required to have the Confidential Information in order to perform their job duties in connection

DS DS

with the limited purposes of this Agreement. Each permitted employee to whom Confidential Information is disclosed shall sign a non-disclosure agreement substantially the same as this Agreement at the request of "MMT".

7. ARBITRATION. The parties will attempt to resolve any dispute arising out of or relating to this Agreement through friendly negotiations amongst the parties. If the matter is not resolved by negotiation within 30 days, the parties will resolve the dispute using the below Alternative (ADR) procedure. Any controversies or disputes arising out of or relating to this Agreement will be resolved by binding arbitration under the rules of the American Arbitration Association. The arbitrator's award will be final, and judgment may be entered upon it by any court having proper jurisdiction.

8. TRANSFER OF RIGHTS. This Agreement shall be binding on any successors of the parties. Neither party shall have the right to assign its interests in this Agreement to any other party, unless the prior written consent of the other party is obtained.

9. TERMINATION. This Agreement may be terminated by either party by providing 90 days written notice to the other party. This Agreement shall terminate automatically on December 31, 2036.

10. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties.

11. AMENDMENT. This Agreement may be modified or amended, if the amendment is made in writing and is signed by both parties.

12. SEVERABILITY. If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or

unenforceable, but that by limiting such provision it would become valid or enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

13. WAIVER OF CONTRACTUAL RIGHT. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.

14. APPLICABLE LAW. This Agreement shall be governed by the laws of the State of Colorado.

15. SIGNATORIES. This Agreement shall be signed on behalf of "MMT" by Windell Abraham, Managing Director and on behalf of "HADV" by Jordan Starkman, President and effective as of the date first above written.

[Licensor] Micro Medtech, Ltd.

DocuSigned by:

By: ______________________________ 3/1/2017

AB2F42BA807F494...

Windell Abraham

Managing Director

[Licensee] Health Advance, Inc.

DocuSigned by:

By: ______________________________ 3/5/2017

AC4792E83D34414...

Jordan Starkman

President